Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-81208, 333-71954, 333-70976, 333-60132, 333-43038, 333-40322 and 333-35876
on Form S-3 and Nos. 333-70982, 333-38964 and 333-35874 on Form S-8 of our
report dated May 29, 2002, except for Note 6, as to which the date is December 18, 2002, relating to the financial statements of SafeScience Newco, Ltd., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to SafeScience Newco Ltd.'s ability to continue as a going concern) appearing in this Annual Report on Form 10-K/A of GlycoGenesys, Inc. for the year ended December 31, 2001.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 18, 2002